Exhibit 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports Third Quarter 2012 Results

CHARLOTTE, Mich., Oct. 30, 2012 – Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today announced operating results for the third quarter of 2012.  Revenues totaled $112.9 million compared to $120.3 million in the third quarter of 2011.  Spartan reported a net loss of $0.3 million for the third quarter of 2012, or ($0.01) per diluted share compared to net income of $3.2 million, or $0.10 per diluted share in the third quarter of 2011.  Excluding pre-tax restructuring charges of $1.6 million, Spartan posted adjusted operating earnings for the quarter of $0.02 per diluted share.

For the quarter ended Sept. 30, 2012, Spartan began reporting its operating results in three segments: Emergency Response (ER), Delivery & Service Vehicles (DSV) and Specialty Vehicles (SV).  Results for these segments are included below.

Third Quarter 2012 Summary:

●	Net sales of $112.9 million (down 6% from Q3 2011 sales of $120.3 million)

●	Emergency Response sales totaled $39.9 million, up 12.9% from $35.3 million in Q3 2011
●	Delivery & Service Vehicle sales totaled $49.0 million, down 20.0% from $61.2 million in Q3 2011
●	Specialty Vehicles sales totaled $23.9 million, up 0.8% from $23.8 million in Q3 2011

●	GAAP results (including restructuring charges):

●	Gross margin of 11.5% of sales, down from 17.0% in Q3 2011
●	Operating loss of $0.3 million and operating margin of (0.2)%, compared to operating income of $5.3 million and operating margin of 4.4% in Q3 2011
●	Net loss of $0.3 million, or ($0.01) per diluted share

●	Adjusted operating results (non-GAAP, excluding restructuring charges):

●	Adjusted gross margin of 12.9% of sales
●	Adjusted operating income of $1.4 million, or 1.2% of sales
●	Adjusted net income of $0.7 million, or $0.02 per diluted share

●	Restructuring charges totaled $1.6 million, or $0.03 per diluted share in Q3 2012, mostly related to the previously disclosed sale of the Wakarusa, Ind. campus and move to Bristol, Ind.

●	Tax expense for the quarter included $0.2 million related to a prior period tax position

●	Earnings before interest, taxes, depreciation and amortization (EBITDA) was $3.6 million in Q3 2012 versus $7.6 million in Q3 2011

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●	Ending consolidated backlog of $168.3 million at Sept. 30, 2012 versus $173.3 million at June 30, 2012 and $142.6 million at Sept. 30, 2011; Q3 2012 new orders totaled $108.1 million

●	Sales to businesses and consumers were 61% of total revenue versus 63% in Q2 2011

●	Cash balance of $26.7 million at Sept. 30, 2012 compared to $33.3 million at June 30, 2012

John Sztykiel, Chief Executive Officer of Spartan Motors, Inc., commented on the third quarter, “Spartan continued its trend of generating an adjusted operating profit through the third quarter of 2012 as our Emergency Response and Specialty Vehicles units posted growth in revenue and order backlog compared to the third quarter of 2011.  The improved performance of these units underscores the importance of our diversification strategy as the growth in these segments partially offset a slower quarter in our Delivery & Service Vehicles unit.  We are executing our plan and continuing our momentum in returning our ER and Specialty Vehicles units to growth and taking action to improve our operations.”

Emergency Response Vehicles and Specialty Vehicles Gain in Third Quarter 2012

●
Spartan’s Emergency Response Vehicles segment, which includes both the Emergency Response Chassis and Emergency Response Bodies operations, posted a sales gain of $4.6 million, or 12.9%, in the third quarter of 2012 compared to the prior year.  Sales of Spartan’s custom chassis accounted for most of the increase, as the market gradually recovered and responded favorably to Spartan’s new product offerings.  During the quarter, Spartan shipped the first few ER chassis equipped with the Spartan APS advanced airbag restraint system.

●
The Specialty Vehicles segment generated revenue of $23.9 million in the third quarter of 2012, up 0.8% from $23.8 million in the year-ago third quarter.  Most of the increase came from higher sales of recreational vehicle chassis, which totaled $17.1 million for the third quarter of 2012, an increase of $3.0 million, or 20.9%, over the third quarter of 2011.  RV chassis sales increased as RV manufacturers using Spartan’s custom chassis increased their sales and market share during the third quarter of 2012.

●
The Delivery & Service Vehicles segment posted third quarter 2012 revenue of $49.0 million, down from $61.2 million in the third quarter of 2011.  The revenue decline was largely due to the decline in aftermarket accessory sales during the most recent third quarter.  Vehicle sales in Q3 2012 were adversely affected to a lesser extent by a decline in walk-in van sales compared to Q3 2011 when DSV shipped a record number of units to a major customer.  Shortages of some materials also pushed out production of some walk-in van units beyond Q3 2012.  Partially offsetting the decline in walk-in van sales was an increase in truck body sales in Q3 2012 compared to Q3 2011.  In addition, production of the Reach van in Charlotte commenced during the third quarter, with 182 units shipped during the period.

●
Spartan’s gross margin excluding restructuring items was 12.9% in the third quarter of 2012 versus 17.0% in the third quarter of 2011.  Compared to the third quarter of 2011, the gross margin was negatively impacted by lower revenue, including the absence of keyless entry sales at DSV.  Including restructuring items of $1.5 million in the third quarter of 2012, gross margin was 11.5% of sales.

●
Restructuring charges were related to the relocation of DSV’s Utilimaster operations to Bristol, Ind., including $0.9 million in impairment charges to the value of the Wakarusa, Ind. campus. The additional impairment was taken to reflect the expected realizable value of the buildings as discussed in the Company’s prior releases.

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●
Operating expenses in the third quarter of 2012 declined by $2.1 million to $13.1 million, or 11.6% of sales, excluding restructuring charges, compared to $15.2 million, or 12.6% of sales, in the third quarter of 2011.  Including restructuring charges of $0.1 million, or 0.1% of sales, operating expenses for the third quarter of 2012 amounted to $13.2 million, or 11.7% of sales. Operating expenses declined year over year due to management’s ongoing efforts to control expenses.

●
Tax expense for the third quarter of 2012 was $0.1 million.  The company’s effective tax rate was impacted unfavorably due to a state court ruling regarding a prior period tax position that occurred in the third quarter.  This event was a non-recurring, discrete event for tax purposes that required recognizing the entire impact of the uncertain tax position in the third quarter.

Investment at Bristol Continues, Inventories Rise Due to Product Shipment Timing

●
At the end of the third quarter of 2012, the Company’s cash balance stood at $26.7 million, down from $33.3 million at the end of the second quarter of 2012.  Cash balances were reduced by $6.6 million due to an increase in inventory of $13.3 million, partially offset by an increase in accounts payable of $7.6 million.  Inventories in the ER segment increased by $6.6 million, largely due to delays in receiving commercial chassis that pushed out production schedules and shipment dates beyond Sept. 30, 2012.  During the quarter, the Company invested $4.3 million in capital equipment, including $3.6 million for the Bristol, Ind. facility.

Gradual Recovery in Markets Continues, Management Cautiously Optimistic

Joe Nowicki, Spartan’s Chief Financial Officer, stated regarding the Company’s third quarter performance and outlook, “Our Emergency Response and Specialty Vehicles units performed well in the third quarter of 2012 and are expected to maintain that momentum through the end of 2012.  The third quarter was also a period of significant investment in Bristol which, along with higher inventories in the DSV and ER units, reduced our cash balances.  We expect inventories to be reduced during the fourth quarter of 2012, along with lower capital spending.  With orders booked for the rest of the year, we look for 2012 revenue to increase from 2011 in the mid- to upper-single digits and expect the adjusted gross margin for the year to be in the 14 – 14.5% range, with adjusted operating expenses of 12 – 12.5%.  Looking ahead to 2013, we expect revenue to grow in the mid-single digits over 2012.  We will continue to manage our cost structure and expect to make progress toward our goals of 17% gross margins, 11% operating expenses, and 6% operating income.”

John Sztykiel concluded, “Despite the challenging year-over-year comparison to the third quarter of 2011, we kept moving forward toward our goals.  Some of our accomplishments include moving Reach production to Charlotte and shipping 182 units during the quarter, making more progress on relocating Utilimaster to Bristol, Ind. and receiving additional orders for the Reach from UPS and FedEx.  Operationally, the fourth quarter of 2012 is important as we start the move of Utilimaster from Wakarusa, Ind. to Bristol, which we expect to yield annualized savings of $4 million.  The investments we made in Emergency Response are paying off and our business is becoming stronger.  In closing, we have two strong brands, Utilimaster and Spartan, as demonstrated by the 18% growth in backlog compared to the third quarter of 2011, that are leading us forward in these challenging times.  Recognizing the positives with the challenges, we will continually refine and execute our plan to ensure that we move Spartan forward.”

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Reconciliation of Non-GAAP Financial Measures

This release contains adjusted gross profit, adjusted gross margin, adjusted operating expenses, adjusted operating income, adjusted net earnings (loss) and adjusted earnings (loss) per share measures, as well as earnings before interest, taxes, depreciation and amortization (EBITDA), which are all Non-GAAP financial measures. These are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance.  For the periods covered by this release such items consist of expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations and adjust our cost structure to the current business climate.  We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.  We define EBITDA as operating income (loss) excluding restructuring charges, less depreciation and amortization.  We believe EBIDTA is a useful tool that allows comparison of financial performance by eliminating the impact of differences in capital structure, restructuring charges and capital spending, among others, between different time periods or industries.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to gross profit, gross margin, operating expense, operating income, net earnings (loss) or earnings (loss) per share under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance.  Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following table reconciles gross profit to adjusted gross profit, gross margin to adjusted gross margin, operating income to adjusted operating income, operating expense to adjusted operating expense, net earnings (loss) to adjusted net earnings (loss), earnings (loss) per share to adjusted earnings (loss) per share and operating income (loss) to EBITDA for the periods indicated.

Financial Summary (Non-GAAP)
(In thousands, except per share data)
(Unaudited

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	% of sales	2011	% of sales	2012	% of sales	2011	% of sales

Gross profit/Gross margin	$12,968	11.5	$20,446	17.0	$45,456	13.1	$46,136	14.7
Add back: restructuring charges	1,543	1.4	-	-	5,760	1.7	1,731	0.5
Adjusted gross profit/Adjusted gross margin	$14,511	12.9	$20,446	17.0	$51,216	14.8	$47,867	15.2

Operating expenses	$13,243	11.7	$15,170	12.6	$45,266	13.1	$45,831	14.6
Less: restructuring charges	100	0.1	-	-	1,976	0.6	1,050	0.3
Adjusted operating expenses	$13,143	11.6	$15,170	12.6	$43,290	12.5	$44,781	14.2

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	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	% of sales	2011	% of sales	2012	% of sales	2011	% of sales
Operating income (loss)/Operating margin	$(275)	(0.2)	$5,276	4.4	$190	0.1	$305	0.1
Add back: restructuring charges	1,643	1.5	-	-	7,736	2.2	2,781	0.9
Adjusted operating income/Adjusted operating margin	$1,368	1.2	$5,276	4.4	$7,926	2.3	$3,086	1.0

Net income (loss)	$(327)	(0.3)	$3,198	2.7	$9	0.0	$80	0.0
Add back: restructuring charges, net of tax	1,002	0.9	-	-	4,719	1.4	1,796	0.6
Adjusted net income	$675	0.6	$3,198	2.7	$4,728	1.4	$1,876	0.6

Net earnings per share - basic and diluted	$(0.01)		$0.10		$-		$-
Add back: restructuring charges, net of tax	0.03		-		0.14		0.06
Adjusted net earnings per share - diluted	$0.02		$0.10		$0.14		$0.06

Operating income (loss)	$(275)		$5,276
Add back: restructuring charges	1,643		-
Adjusted operating income (loss)	1,368		5,276
Add back: depreciation and amortization	2,229		2,291
Earnings before interest, taxes, depreciation and amortization	$3,597		$7,567

Conference Call, Webcast and Roadcast®
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

For more information about Spartan, please view the Company’s Roadcast “digital roadshow” designed for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

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About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,800 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $426 million in 2011 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Joseph Nowicki, CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Director IR & Treasury Spartan Motors, Inc. (517) 543-6400

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Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	September 30,
	2012	December 31,
	(Unaudited)	2011
ASSETS
Current assets:
Cash and cash equivalents	$26,690	$31,677
Accounts receivable, less allowance of $1,010 and $749	50,043	40,042
Inventories	70,796	66,991
Deferred income tax assets	6,425	6,425
Income taxes receivable	5,368	1,479
Assets held for sale	4,973	-
Other current assets	2,247	2,455
Total current assets	166,542	149,069

Property, plant and equipment, net	58,273	65,399
Goodwill	20,815	20,815
Intangible assets, net	11,275	11,943
Other assets	1,601	1,383
TOTAL ASSETS	$258,506	$248,609

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,092	$21,649
Accrued warranty	6,262	5,802
Accrued customer rebates	2,115	1,546
Accrued compensation and related taxes	6,295	5,670
Deposits from customers	6,550	7,902
Other current liabilities and accrued expenses	8,738	7,772
Current portion of long-term debt	55	55
Total current liabilities	60,107	50,396

Other non-current liabilities	3,742	2,932
Long-term debt, less current portion	5,046	5,084
Deferred income tax liabilities	7,359	7,359

Shareholders' equity:
Preferred stock, no par value: 2.0 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 33,821 and 33,596 outstanding	338	336
Additional paid in capital	72,240	71,145
Retained earnings	109,674	111,357
Total shareholders' equity	182,252	182,838
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$258,506	$248,609

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Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	% of sales	2011	% of sales	2012	% of sales	2011	% of sales

Sales	$112,857		$120,303		$346,087		$314,800
Cost of products sold	98,346	87.1	99,857	83.0	294,871	85.2	266,933	84.8
Restructuring charges	1,543	1.4	-	-	5,760	1.7	1,731	0.5
Gross profit	12,968	11.5	20,446	17.0	45,456	13.1	46,136	14.7

Operating expenses:
Research and development	2,909	2.6	3,274	2.7	9,902	2.9	10,472	3.3
Selling, general and administrative	10,234	9.1	11,896	9.9	33,388	9.6	34,309	10.9
Restructuring charges	100	0.1	-	-	1,976	0.6	1,050	0.3
Total operating expenses	13,243	11.7	15,170	12.6	45,266	13.1	45,831	14.6

Operating income (loss)	(275)	(0.2)	5,276	4.4	190	0.1	305	0.1

Other income (expense):
Interest expense	(81)	(0.1)	(88)	(0.1)	(253)	(0.1)	(260)	(0.1)
Interest and other income (expense)	178	0.2	(72)	(0.1)	434	0.1	83	0.0
Total other income (expense)	97	0.1	(160)	(0.1)	181	0.1	(177)	(0.1)

Income (loss) before taxes	(178)	(0.2)	5,116	4.3	371	0.1	128	0.0

Taxes	149	0.1	1,918	1.6	362	0.1	48	0.0

Net earnings (loss)	$(327)	(0.3)	$3,198	2.7	$9	0.0	$80	0.0

Basic net earnings (loss) per share	$(0.01)		$0.10		$0.00		$0.00

Diluted net earnings (loss) per share	$(0.01)		$0.10		$0.00		$0.00

Basic weighted average common shares outstanding	33,374		33,506		33,795		33,391

Diluted weighted average common shares outstanding	33,374		33,525		33,824		33,459

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Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(amounts in thousands of dollars)
(Unaudited)

Three Months Ended September 30, 2012 (amounts in thousands of dollars)

	Business Segments
	Emergency Response Vehicles	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated
Emergency Response Chassis Sales	$29,109				$29,109
Emergency Response Body Sales	10,781				10,781
Utilimaster Vehicle Sales		40,329			40,329
Motorhome Chassis Sales			17,129		17,129
Other Specialty Vehicles			1,279		1,279
Aftermarket Parts and Assemblies		8,696	5,534		14,230

Total Sales	$39,890	$49,025	$23,942	$-	$112,857

Depreciation and Amortization Expense	$207	$689	$162	$1,171	$2,229
Operating Income (Loss)	89	600	504	(1,468)	(275)
Segment Assets	71,798	85,118	24,483	77,107	258,506

Nine Months Ended September 30, 2012 (amounts in thousands of dollars)

	Business Segments
	Emergency Response Vehicles	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated
Emergency Response Chassis Sales	$81,702				$81,702
Emergency Response Body Sales	35,687				35,687
Utilimaster Vehicle Sales		103,757			103,757
Motorhome Chassis Sales			51,715		51,715
Other Specialty Vehicles			6,410		6,410
Aftermarket Parts and Assemblies		51,867	14,949		66,816

Total Sales	$117,389	$155,624	$73,074	$-	$346,087

Depreciation and Amortization Expense	$670	$2,025	$510	$3,665	$6,870
Operating Income (Loss)	(3,256)	8,157	994	(5,705)	190
Segment Assets	71,798	85,118	24,483	77,107	258,506

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Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)

	Sept. 30, 2011	Dec. 31, 2011	March 31, 2012	June 30, 2012	Sept. 30, 2012

Emergency Response Chassis*	$48,151	$45,567	$47,926	$48,698	$46,633
Emergency Response Bodies*	26,007	28,432	34,235	34,604	39,279
Total Emergency Response Backlog	74,158	73,999	82,161	83,302	85,912

Motorhome Chassis *	11,640	10,018	10,712	10,885	12,863
Other Vehicles*	1,668	2,287	150	-	-
Aftermarket Parts and Assemblies	1,203	2,955	2,610	3,989	4,536
Total Specialty Vehicles Backlog	14,511	15,260	13,472	14,874	17,399

Delivery & Service Vehicles *	53,888	47,694	40,032	75,116	65,026
Total Backlog	$142,557	$136,953	$135,665	$173,292	$168,337

* Anticipated time to fill backlog orders at September 30, 2012; 5 months or less for emergency response chassis; 7 months or less for emergency response bodies; 3 months or less for motorhome chassis; 6 months or less for delivery and service vehicles; and 1 month or less for other products.